         Computation of Ratio of Earnings to Combined Fixed Charges and
                           Preferred Stock Dividends
                             (Dollars in thousands)

                                                          Three Months ended June 30,                  Six Months ended June 30,
                                                        ---------------------------------         ----------------------------------

                                                             1999               1998                    1999               1998
                                                        --------------     --------------         ---------------    ---------------
Net income before extraordinary items                         $40,291            $35,121                 $60,373            $52,305

Add:
  Portion of rents representative
    of the interest factor                                        221                133                     488                246
  Interest on indebtedness                                     38,918             25,736                  76,997             48,561
                                                        --------------     --------------         ---------------    ---------------
    Earnings                                                  $79,430            $60,990                $137,858           $101,112
                                                        ==============     ==============         ===============    ===============

Fixed charges and preferred stock dividend:
  Interest on indebtedness                                    $38,918            $25,736                 $76,997            $48,561
  Capitalized interest                                          1,517                777                   3,184              1,312
  Portion of rents representative
    of the interest factor                                        221                133                     488                246
                                                        --------------     --------------         ---------------    ---------------
     Fixed charges                                             40,656             26,646                  80,669             50,119
                                                        --------------     --------------         ---------------    ---------------
Add:
  Preferred stock dividend                                      9,440              5,653                  18,879             11,303
                                                        --------------     --------------         ---------------    ---------------

     Combined fixed charges and preferred
          stock dividend                                      $50,096            $32,299                 $99,548            $61,422
                                                        ==============     ==============         ===============    ===============

Ratio of earnings to fixed charges                               1.95x              2.29x                   1.71x              2.02x

Ratio of earnings to combined fixed charges
     and preferred stock dividend                                1.59               1.89                    1.38               1.65